Exhibit 10.3
AvalonBay Communities, Inc.
[Incentive][Non-Qualified] Stock Option Agreement
(2009 Equity Incentive Plan)
Pursuant to the AvalonBay Communities, Inc. Second Amended and Restated 2009 Equity Incentive Plan (the “Plan”), AvalonBay Communities, Inc. (the “Company”) hereby grants to the Optionee named below an Option to purchase on or prior to the tenth anniversary of the grant date of this option award as set forth below (the “Expiration Date”) up to the number of shares of the Company’s Common Stock, par value $.01 per share (“Common Stock”), set forth below at the Exercise Price set forth below:

Optionee:
Grant Date:
Vesting Commencement Date:	[typically March 1 of the year after the Grant Date]
Number of Shares Underlying Option (the “Option Shares”):

This option is subject to all of the terms and conditions as set forth herein, in the [Incentive][Non-Qualified] Stock Option Agreement Terms (the “Terms”) which are attached hereto and incorporated herein in their entirety, and in the Plan. Capitalized terms used but not defined herein or in the Terms shall have the respective meanings ascribed thereto in the Plan.

Incentive Stock
Option:    This Option [shall be construed in a manner to][does not] qualify [it] as an “incentive stock option” under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).
Vesting Schedule:     Subject to the provisions of Section 4 and 6 of the Terms and the discretion of the Company to accelerate the vesting schedule, this Option shall vest as to exercisability to purchase the Option Shares as follows:

     33.3% incrementally on the Vesting Commencement Date,

    Additional 33.3% incrementally on the first anniversary of the Vesting Commencement Date (66.6% total vested), and

    Additional 33.4% incrementally on the second anniversary of the Vesting Commencement Date. (100.0% total vested)

    In any event this Option shall become fully vested and exercisable with respect to all of the Option Shares on March 1 of the third year following the year of grant.
Additional Terms/Acknowledgements: The undersigned Optionee acknowledges receipt of, and understands and agrees to, this [Incentive][Non-Qualified] Stock Option Agreement, including, without limitation, the Terms. Optionee further acknowledges receipt of a copy of the Plan. Optionee further acknowledges that as of the Date of Grant, this [Incentive][Non-Qualified] Stock Option Agreement, including, without limitation, the Terms, and the Plan set forth the entire understanding between Optionee and the Company regarding the Options described herein and supersede all prior oral and written agreements on that subject.
Attachment: [Incentive][Non-Qualified] Stock Option Agreement Terms

AVALONBAY COMMUNITIES, INC.
2009 EQUITY INCENTIVE PLAN

[INCENTIVE][NON-QUALIFIED] STOCK OPTION AGREEMENT TERMS

    1.    Vested Option Shares. Subject to Section 4, when this Option is vested with respect to any of the Option Shares, this Option shall continue to be exercisable with respect to such Option Shares (“Vested Option Shares”) at any time or times prior to the Expiration Date.

    2.    Manner of Exercise. The Optionee may exercise this Stock Option only in the following manner: from time to time on or prior to the Expiration Date of this Option, the Optionee may give written notice to the Administrator of his or her election to purchase some or all of the Option Shares purchasable at the time of such notice. This notice shall specify the number of Option Shares to be purchased.

    Payment of the purchase price for the Option Shares may be made by one or more of the following methods: (i) in cash, by certified or bank check or other instrument acceptable to the Administrator; (ii) through the delivery (or attestation to the ownership) of shares of Common Stock that have been purchased by the Optionee on the open market or that are beneficially owned by the Optionee and are not then subject to any restrictions under any Company plan and that otherwise satisfy any holding periods as may be required by the Administrator; (iii) by the Optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company to pay the option purchase price, provided that in the event the Optionee chooses to pay the option purchase price as so provided, the Optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Administrator shall prescribe as a condition of such payment procedure; [for ISO’s: or (iv) a combination of (i), (ii) and (iii) above.] [for NQSO’s: (iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; or (v) a combination of (i), (ii) (iii) and (iv) above.] Payment instruments will be received subject to collection.

    The transfer to the Optionee on the records of the Company or of the transfer agent of the Option Shares will be contingent upon (i) the Company’s receipt from the Optionee of the full purchase price for the Option Shares, as set forth above, (ii) the fulfillment of any other requirements contained herein or in the Plan or in any other agreement or provision of laws, and (iii) the receipt by the Company of any agreement, statement or other evidence that the Company may require to satisfy itself that the issuance of Common Stock to be purchased pursuant to the exercise of Options under the Plan and any subsequent resale of the shares of Common Stock will be in compliance with applicable laws and regulations. In the event the Optionee chooses to pay the purchase price by previously-owned shares of Common Stock through the attestation method, the number of shares of Common Stock transferred to the Optionee upon the exercise of the Option shall be net of the shares attested to.

    The shares of Common Stock purchased upon exercise of this Option shall be transferred to the Optionee on the records of the Company or of the transfer agent upon compliance to the satisfaction of the Administrator with all requirements under applicable laws or regulations in connection with such issuance and with the requirements hereof and of the Plan. The determination of the Administrator as to such compliance shall be final and binding on the Optionee. The Optionee shall not be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to this Option unless and until this Option shall have been exercised pursuant to the terms hereof, the Company or the transfer agent shall have transferred the shares to the Optionee, and the Optionee’s name shall have been entered as the stockholder of record on the books of the Company. Thereupon, the Optionee shall have full voting, dividend and other ownership rights with respect to such shares of Common Stock.

    The minimum number of shares with respect to which this Option may be exercised at any one time shall be 100 shares, unless the number of shares with respect to which this Option is being exercised is the total number of shares subject to exercise under this Option at the time.

    Notwithstanding any other provision hereof or of the Plan, no portion of this Option shall be exercisable after the Expiration Date hereof.

    3.    Non-transferability of Option. This Option is personal to the Optionee, is non-assignable and is not transferable in any manner, by operation of law or otherwise, other than by will or the laws of descent and distribution. This Option is exercisable, during the Optionee’s lifetime, only by the Optionee, and thereafter, only by the Optionee’s legal representative or legatee.

    4.    Termination of Employment (or other Business Relationship). If the Optionee’s employment by (or other business relationship with) the Company or a Subsidiary (as defined in the Plan) is terminated, the period within which to exercise the Option may be subject to earlier termination as set forth below.

    (a)    Termination Due to Death. If the Optionee’s employment (or other business relationship) terminates by reason of death, any Option held by the Optionee shall be automatically vested on the date of termination and shall be exercisable by the Optionee’s legal representative or legatee (i) for a period of twelve (12) months from the date of termination or until the fifth anniversary of the grant date of this option award, if later, or (ii) until the Expiration Date, if earlier.

    (b)    Termination Due to Disability. If the Optionee’s employment (or other business relationship) terminates by reason of Disability (as defined below), any Option held by the Optionee shall be automatically vested on the date of termination, and shall be exercisable (i) for a period of twelve (12) months from the date of termination or until the fifth anniversary of the grant date of this option award, if later, or (ii) until the Expiration Date, if earlier. The death of the Optionee during the period provided in this Section 4(b) shall extend such period (if it would otherwise expire) for six (6) months from the date of death or until the Expiration Date, if earlier.

    (c)    Termination by Reason of Retirement. If the Optionee’s employment terminates by reason of Retirement (as defined below), any Option held by the Optionee shall be automatically vested on the date of termination, and shall be exercisable (i) for a period of twelve (12) months from the date of termination or until the fifth anniversary of the grant date of this option award, if later, or (ii) until the Expiration Date, if earlier. The death of the Optionee during the period provided in this Section 4(c) shall extend such period (if it would otherwise expire) for six (6) months from the date of death, or until the Expiration Date, if earlier.

    (d)    Termination for Cause. If the Optionee’s employment (or other business relationship) terminates for Cause (as defined below), any Option held by the Optionee shall immediately terminate and be of no further force and effect.

(e)    Termination Without Cause or for Good Reason within 24 Months of Sale Event. If the Optionee’s employment (or other business relationship) is terminated by the Company without Cause (whether before or after a Sale Event) or, as provided in the Plan, is terminated by the Optionee for Good Reason within 24 months following a Sale Event, any option held by the Optionee shall be automatically vested on the date of termination, and shall be exercisable (i) for a period of twelve (12) months from the date of termination or until the fifth anniversary of the grant date of this option award, if later, or (ii) until the Expiration Date, if earlier. The death of the Optionee during the period provided in this Section 4(e) shall extend such period (if it would otherwise expire) for six (6) months from the date of death, or until the Expiration Date, if earlier.

(f)    Termination at the Election of the Optionee. If the Optionee’s employment (or other business relationship) is voluntarily terminated at the election of the Optionee (other than for Good Reason within 24 months following a Sale Event, death, Disability, Retirement, or a termination at the Company’s election whether for Cause or without Cause), any option held by the Optionee may be exercised, to the extent exercisable on the date of termination, for a period of three (3) months from the date of termination, or until the Expiration Date, if earlier. For clarification, it is noted that this means that the remaining unvested portion of the Option shall terminate immediately and be of no further force or effect.

For purposes hereof, a business relationship shall include (i) serving on the Company’s Board of Directors, which service preceded or began immediately following a termination of employment, or (ii) a consulting arrangement between Optionee and the Company that immediately follows termination of employment or termination from the Board of Directors, but only if so stated in a written consulting agreement executed by the Company and Optionee, and in such case as described in the preceding clauses (i) or (ii) Optionee shall not be considered to have suffered a termination of employment or other business relationship until the termination of such service on the Board of Directors and/or consulting arrangement.

Notwithstanding the foregoing, the Company may require, as a condition to vesting of the unvested portion of the Option, that the Optionee sign and deliver a Separation Agreement (as hereinafter defined), and such Separation Agreement becomes effective (including through the passage without revocation of any revocation period provided therein) within 30 days of his or her termination of employment, provided that no Separation Agreement shall be required as a condition to accelerated vesting for (x) a termination of employment within 24 months after a Sale Event either without Cause or for Good Reason or (y) a termination of Optionee by reason of death, or death during the thirty days following a termination of employment.

For this purpose, neither a transfer of employment from the Company to a Subsidiary (or from a Subsidiary to the Company) nor an approved leave of absence shall be deemed a “termination of employment.” The Administrator’s determination of the reason for termination of the Optionee’s employment shall be conclusive and binding on the Optionee and his or her representatives or legatees except during the 24 months after a Sale Event.

For purposes of this Option, following terms shall have the meaning specified below:

    “Cause” and “Good Reason” and “Sale Event” shall have the meanings set forth for such terms in the Plan.

    “Disability” shall mean the Optionee’s inability to perform his normal required services for the Company and its Subsidiaries for a period of six consecutive months by reason of the individual’s mental or physical disability, as determined by the Company in good faith in its sole discretion, except that the Administrator’s approval will also be required in the event the participant is an officer as defined by Section 16 of the Securities Exchange Act or is at the level of executive vice president or above or is on the Company’s Board of Directors..

    “Retirement” shall mean the termination of the Optionee’s employment (and other business relationship) with the Company and its Subsidiaries, other than for Cause, following the date on which the sum of the following equals or exceeds 70 years: (i) the number of full months of the Optionee’s employment and other business relationships with the Company and any predecessor Company and (ii) the Optionee’s age on the date of termination (i.e., a person whose age is 55 years, 6 months and who has worked at the Company for 14 years, 6 months meets the 70 years requirement); provided that:

(x)    the Optionee’s employment by (or other business relationships with) the Company and any predecessor company of the Company have continued for a period of at least 120 continuous full months at the time of termination and, on the date of termination, the Optionee is at least 50 years old; and

(y)    in the case of termination of employment, the Optionee gives at least six months’ prior written notice to the Company of his or her intention to retire.

    ”Separation Agreement” means a written agreement between the Optionee and the Company, in such form as the Company may reasonably require, providing as follows:

•the Optionee provides a full release of any actual or potential claim against the Company and its current and former directors, officers, associates, agents and affiliates, under any applicable law and theory of claim, to the maximum extent permitted by law;
•the Optionee agrees to provide reasonable cooperation with respect to investigation and litigation matters;
•the Optionee acknowledges and agrees to return all Company property and not use any Company property or proprietary information;

•the Optionee agrees not to disparage the Company or its officer, directors, agents or management, subject to reasonable exceptions set forth in the agreement; and
•for a period of at least 12 months following the Optionee’s termination of employment with the Company the Optionee shall not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any Competing Enterprise any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.
In addition, in connection with a termination of employment due to Retirement a Separation Agreement shall, to the extent permitted by applicable law, provide that, for a period of at least 12 months following the Optionee’s termination of employment with the Company the Optionee shall not, without the prior written consent of the Company, become associated with, or engage in any “Restricted Activities” with respect to any “Competing Enterprise,” as such terms are hereinafter defined, whether as an officer, employee, principal, partner, agent, consultant, independent contractor or shareholder. “Competing Enterprise,” for purposes of this section, shall mean any person, corporation, partnership, venture or other entity which is engaged in the business of managing, owning, leasing, or joint-venturing multifamily rental real estate within 30 miles of multifamily rental real estate owned or under management by the Company or its affiliates. “Restricted Activities,” for purposes of this section, shall mean executive, managerial, directorial, administrative, strategic, business development or supervisory responsibilities and activities relating to any aspects of multifamily rental real estate ownership, management, multifamily rental real estate franchising, and multifamily rental real estate joint-venturing.
It should be noted that no provision in any required Separation Agreement shall (i) preclude an Optionee from communicating with federal, state or local governmental or regulatory agencies, (ii) require an Optionee to inform the Company about any such communication, or (iii) preclude an Optionee from collecting a government program bounty to which the Optionee may be entitled.
    5.    Option Shares. The Option Shares are shares of the Common Stock of the Company as constituted on the date of this Option, subject to adjustment as provided in the Plan.

    6.    Acknowledgment and Acceptance of Grant. Optionee agrees that he or she may be required to evidence his or her acknowledgement of this award and agreement to the terms hereof by accepting this award in the Company’s stock plan administrator’s system, which acceptance may be required within a certain number of days from the grant date hereof in accordance with instructions and/or announcements provided by the Company to the Optionee and, failing to accept this award within the Company’s stock plan administrator’s system within such number of days may constitute grounds for forfeiture of this award in the Company’s sole and absolute discretion.

    7.    No Special Employment Rights. This Option will not confer upon the Optionee any right with respect to continuance of employment (or other business relationship) by the Company or a Subsidiary, nor will it interfere in any way with any right of the Optionee’s employer to terminate the Optionee’s employment (or other business relationship) at any time.

    8.    Rights as a Shareholder. The Optionee shall have no rights as a shareholder with respect to any shares of Common Stock that may be purchased upon exercise of this Option unless and until a certificate or certificates representing such shares are duly issued and delivered to the Optionee. Except as otherwise expressly provided in the Plan, no adjustment shall be made for dividends or other rights for which the record date is prior to the date such stock certificate is issued.

    9.    [For ISO’s:  Qualification under Section 422. It is understood and intended that the Option granted hereunder shall qualify as an “incentive stock option” as defined in Section 422 of the Code, but the Company does not represent or warrant that this Stock Option qualifies as such. The Optionee should consult with his or her own tax advisors regarding the tax effects of this Option and the requirements necessary to obtain favorable income tax treatment under Section 422 of the Code, including, but not limited to, holding period requirements. To the extent any portion of this Option does not so qualify as an “incentive stock option,” such portion shall be deemed to be a non-qualified stock option. If the Optionee intends to dispose or does dispose (whether by sale, gift, transfer or otherwise) of any Option Shares within the one-year period beginning on the date after the transfer of such shares to him or her, or within the two-year period beginning on the day after the grant of this Option, he or she will so notify the Company within 30 days after such disposition.] [For NQSO’s:  Omitted.]

    10.    Incorporation of Plan. Notwithstanding anything herein to the contrary, this Stock Option shall be subject to and governed by all the terms and conditions of the Plan, including the powers of the Administrator set forth in Section 2(b) of the Plan. In the event of any discrepancy or inconsistency between this Agreement and the Plan, the terms and conditions of the Plan shall control.

    11.     Withholding Taxes. The Optionee shall, not later than the date as of which the exercise of this Option becomes a taxable event for federal income tax purposes, pay to the Company (or make arrangements satisfactory to the Company for payment of) any Federal, state and local taxes required by law to be withheld on account of such taxable event. The Optionee may elect to have the minimum required tax withholding obligation satisfied, in whole or in part, by authorizing the Company to withhold from shares of Stock to be issued a number of shares of Stock with an aggregate Fair Market Value that would satisfy the withholding amount due.

    12.    Non-Solicitation. Optionee hereby agrees that, for a period of at least 12 months following Optionee’s termination of employment with the Company for any reason, Optionee shall not, without the prior written consent of the Company, solicit or attempt to solicit for employment with or on behalf of any other person, firm or entity any employee of the Company or any of its affiliates or any person who was formerly employed by the Company or any of its affiliates within the preceding six months, unless such person’s employment was terminated by the Company or any of such affiliates.

    13.    Recoupment Policy. To the extent Optionee is a “Covered Officer”, as defined in the Policy for Recoupment of Incentive Compensation adopted by the Company’s Board of Directors, as amended from time to time (the “Recoupment Policy”), the Option, and shares of Common Stock received pursuant to exercise of the Option, and any proceeds received in connection with any sale of shares of Common Stock shall be subject to the Recoupment Policy.

    14.    Miscellaneous. Notices hereunder shall be mailed or delivered to the Company at its principal place of business, 4040 Wilson Blvd, Suite 1000, Arlington, Virginia 22203, Attention: Senior Director of Compensation, and shall be mailed or delivered to Optionee at his address set forth in the Company’s records, or in either case at such other address as one party may subsequently furnish to the other party in writing. This Option shall be governed by the laws of the State of Maryland, except to the extent such law is preempted by federal law.

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